EXHIBIT 1

                                 PRESS RELEASE
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[STEVE MADDEN LOGO]


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                                                               STEVE MADDEN LTD.
                                                            52-16 BARNETT AVENUE
                                                      LONG ISLAND CITY, NY 11104
                                                             Tel. (718) 446-1800
                                                             Fax. (718) 446-5599


FOR IMMEDIATE RELEASE

     STEVEN MADDEN, LTD. ANNOUNCES TENTATIVE SETTLEMENT OF BOCAP LITIGATION


         LONG ISLAND CITY, N.Y. - January 21, 1998 - Steven Madden, Ltd., (NASDAQ: SHOO), a leading designer, wholesaler and retailer of fashion footwear for women announced today the amicable settlement, subject to the satisfaction of certain conditions, of a lawsuit brought by Jordan Belfort against BOCAP Corp., a company beneficially owned by Steven Madden, the Company's Chairman of the Board, CEO and President, the Company, Mr. Madden and Farmstead Consulting, Inc.

         On June 3, 1997, Mr. Belfort filed a complaint alleging that BOCAP Corp. failed to repay a promissory note issued to Mr. Belfort in 1993. As collateral for the loan evidenced by the Note, Mr. Belfort claimed that shares of the Company's Common Stock were pledged to Mr. Belfort.

         At a court conference held on January 15, 1998, the parties to the litigation negotiated a settlement in principal of all outstanding claims and disputes among them. Upon completion of the transactions contemplated by the pending settlement, Mr. Belfort will abandon his claim to ownership of the pledged shares.

         Steven Madden, the Company's Chairman of the Board and Chief Executive Officer, commented, "We are very pleased by the settlement reached with Mr. Belfort. We anticipate finalizing the matter in the near future and devoting all of our efforts to the design and sales of our products.

         Steven Madden Ltd. designs and markets fashion footwear for women. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores and on-line @ www.stevemadden.com. The Company has six licenses including ready-to-wear and jeans, outerwear, eyewear, legwear, handbags, and jewelry.



CONTACT: Company Contact:
         Steven Madden Ltd.
         Steven Madden, Chairman and CEO
         Rhonda Brown, Chief Operating Officer
         (718) 446-1800

         Investor Relations:
         Kehoe, White, Savage & Company, Inc.
         James K. White
         (562) 437-0655

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements, which explicitly describe such risks, and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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